Consent of Independent Certified Public Accountants

We have issued our report dated May 24, 2016 with respect to the financial statements of DGHM Microcap, G.P. which is included in the Prospectus and Statement of Additional Information contained in this Registration Statement of the World Funds Trust. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Information” in the Statement of Additional Information.

/s/  Grant Thornton LLP

Fort Lauderdale, Florida
May 31, 2016